January 19, 2007

The Student Loan Corporation Announces
Year-End and Fourth Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $287 million ($14.34 basic earnings per share) for 2006, a decrease of $22 million (7%) compared to net income of $309 million ($15.45 basic earnings per share) for 2005. An increase in other income of $54 million (after tax) only partially offset reduced net interest income of $53 million (after tax) and $18 million (after tax) of higher operating expenses and loan loss provisions.

“The company set a new originations record in 2006, which drove managed asset growth by 10% to $33.7 billion,” said CEO Mike Reardon. “We performed quite well in light of a challenging interest rate environment. Our focus remains on our borrowers and key school relationships. The Company continues to innovate its product and service offerings. This in turn allows us to broaden our customer base and deepen our relationship with each customer.”

Fourth quarter 2006 net income of $61 million ($3.05 basic earnings per share) was $18 million less than that of the fourth quarter of 2005, primarily due to reduced net interest income.

During the year ended December 31, 2006, the Company’s managed student loan portfolio grew by $3.1 billion (10%) to $33.7 billion. At year-end 2006 the managed portfolio included $21.3 billion of Company owned loan assets. Disbursements in 2006 included FFELP Stafford and PLUS disbursements of $3.7 billion, up $0.5 billion (16%). The Company also made new CitiAssist Loan commitments of $1.8 billion during 2006, up $0.2 billion (9%) compared to the same period last year. Secondary market and other loan procurement activities contributed approximately $5.4 billion of FFELP loans to the Company’s student loan portfolio during 2006. This secondary market and other loan procurement volume was composed primarily of FFELP Consolidation Loans. For the fourth quarter of 2006, the Company’s FFELP loan disbursements and CitiAssist loan commitments totaled $1 billion, $0.1 billion (13%) more than that of the same period of 2005.

Net interest income of $412 million for 2006 was $82 million (17%) lower than 2005. For the fourth quarter of 2006, net interest income was $91 million, a decrease of $21 million (19%) from the fourth quarter of 2005. Net interest margin was 1.61% for the full year 2006 and 1.50% for the fourth quarter, a decrease of 26 and 20 basis points, respectively, from 2005. The decrease in 2006 net interest income and net interest margin was mainly the result of higher market interest rates, increased loan origination cost amortization and lower average balances. Market interest rate increases resulted in a decline of floor income of $52 million for the full year 2006. Floor income is a non-GAAP financial measure that is described in more detail in the Company’s 2005 Annual Report and Form 10-K.

The Company’s other income of $245 million for 2006 was $89 million (57%) higher than 2005. This was mainly attributable to increased gains of $59 million (pretax) on $7.7 billion of loan securitizations in 2006. In 2005, $4.2 billion of loans were securitized. An increase in gains on other loan sales of $4 million (pretax) and an increase in fee and other income of $26 million (pretax), reflecting the larger managed loan portfolio, also contributed to the increase. For the fourth quarter of 2006, other income was $57 million, a decrease of $6 million compared to the same quarter of 2005. Fourth quarter 2006 other income included a gain of $45 million on $3 billion of loan securitizations.

The Company’s total operating expense ratio (total operating expenses as a percentage of average managed student loans) for 2006 was 0.51% for the full year and 0.52% for the fourth quarter, virtually unchanged from 2005. Total operating expenses were $166 million for the full year 2006, up $17 million (11%) from 2005, and $44 million for the fourth quarter of 2006, up $3 million (7%) from 2005. The increases in operating expenses reflect the incremental costs to service and administer the larger managed loan portfolio.

The Company’s provision for loan losses for 2006 was $26 million, which was $13 million higher than 2005. The increase is due in part to the Deficit Reduction Act, which imposes a 1% risk-sharing provision on claims filed after June 30, 2006 by servicers with the Exceptional Performer designation, and seasoning of the CitiAssist portfolio. The Exceptional Performer designation is granted by the Department of Education in recognition of an exceptional level of performance in servicing federally guaranteed student loans. See the Company’s 2005 Annual Report and Form 10-K for further details. The provision for loan losses for the fourth quarter of 2006 was $8 million, an increase of $2 million from the same period of 2005.

The Company’s 2006 return on average equity decreased to 19.8% from 24.8% in 2005, due primarily to higher equity balances and, to a lesser extent, lower earnings. The fourth quarter 2006 return on average equity was 15.8%, compared to 23.6% for the fourth quarter of 2005.

The Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $1.30 per share. The dividend will be paid March 1, 2007 to shareholders of record on February 15, 2007.

The Student Loan Corporation is one of the nation’s leading originators and holders of insured student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans; and the persistence of lower risk-sharing liabilities.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Daniel McHugh	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2006	2005
ASSETS	Unaudited
Federally insured student loans	$ 17,184,133	$ 17,508,605
Private education loans	3,072,394	4,812,443
Deferred origination and premium costs	632,872	706,736
Less: allowance for loan losses	(14,197)	(4,990)
Student loans, net	20,875,202	23,022,794
Other loans and lines of credit	76,117	50,085
Loans held for sale	323,041	2,067,937
Cash	6,570	1,152
Residual interests in securitized loans	546,422	188,454
Other assets	809,251	657,275

Total Assets	$ 22,636,603	$ 25,987,697

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$ 11,136,800	$ 10,781,100
Long-term borrowings, payable to principal stockholder	9,200,000	13,200,000
Deferred income taxes	287,641	289,843
Other liabilities	458,861	354,909

Total Liabilities	21,083,302	24,625,852

Common stock, $0.01 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding	200	200
Additional paid-in capital	141,324	139,383
Retained earnings	1,410,968	1,222,262
Accumulated other changes in equity from nonowner sources	809	-

Total Stockholders' Equity	1,553,301	1,361,845

Total Liabilities and Stockholders' Equity	$ 22,636,603	$ 25,987,697

Certain prior period balances have been reclassified to conform to the current period’s presentation.

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)
	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
NET INTEREST INCOME	Unaudited		Unaudited
Interest income	$ 396,639	$ 354,616	$1,624,563	$1,300,849
Interest expense to principal shareholder	305,799	242,754	1,213,033	807,808
Net interest income	90,840	111,862	411,530	493,041
Less: provision for loan losses	(7,664)	(5,329)	(26,170)	(13,157)
Net interest income after provision for loan losses	83,176	106,533	385,360	479,884

OTHER INCOME
Gains on loans securitized	44,781	43,974	189,017	129,578
Gains on loans sold	710	10,986	26,813	23,137
Fee and other income	11,898	8,212	28,861	3,106
Total other income	57,389	63,172	244,691	155,821

OPERATING EXPENSES
Salaries and employee benefits	15,802	12,318	56,930	47,717
Other expenses	28,018	28,584	108,829	101,238
Total operating expenses	43,820	40,902	165,759	148,955

Income before income taxes and extraordinary item	96,745	128,803	464,292	486,750
Income taxes	35,709	49,842	177,480	183,255
Income before extraordinary item	61,036	78,961	286,812	303,495
Gain on extinguishment of trust, net of taxes of $3,448	-	-	-	5,465
NET INCOME	$ 61,036	$ 78,961	$ 286,812	$ 308,960

DIVIDENDS DECLARED	$ 26,000	$ 21,600	$ 99,600	$ 86,400

BASIC AND DILUTED EARNINGS
PER COMMON SHARE
(based on 20 million average shares outstanding)
Income before extraordinary item	$ 3.05	$ 3.95	$ 14.34	$ 15.18
Extraordinary item	-	-	-	.27
NET INCOME	$ 3.05	$ 3.95	$ 14.34	$ 15.45

DIVIDENDS DECLARED PER COMMON SHARE	$ 1.30	$ 1.08	$ 4.98	$ 4.32

Certain prior period balances have been reclassified to conform to the current period’s presentation.